Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SOURCE ATLANTIC INC.

FIRST: The name of the corporation is SOURCE ATLANTIC INC.

SECOND: the address of the registered office in the State of Delaware is 2979 Barley Mill Road, in the city of Yorklyn, County of New Castle, 19736. Its registered agent at such address is The Incorporators Ltd.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall have the authority to issue four million five hundred thousand shares of common stock with a par value of .001 and five hundred thousand shares of convertible preferred stock with a par value of .001

FIFTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws of the corporation.

SIXTH: The stockholders and directors may hold their meetings and keep the books and documents of the corporation outside the State of Delaware, at such places from time to time designated by the By-Laws. Except as otherwise required by the Laws of Delaware.

SEVENTH: The corporation is to have perpetual existence.

EIGHTH: The name and mailing address of the incorporator is Matthew Minotti at 2979 Barley Mill Road, Yorklyn, DE 19736

NINTH: The number of directors of the corporation shall be fixed from time to time by its By-Laws and may be increased or decreased.

TENTH: The Board of directors is expressly Authorized and shall have such authority as set forth in the By-Laws to the extent such authority would be valid under Delaware Law.

ELEVENTH: No director of the corporation shall have personal liability to the corporation or its shareholders for monetary damages or breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of the director (a) for any breach of the director’s duty or loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

THE UNDERSIGNED Incorporator for the purpose of forming a corporation pursuant to the laws of the State of Delaware, does make this Certificate, hereby declaring and certifying that the facts herein stated are true.

January 04, 2001

	BY:	/s/ MATTHEW MINOTTI
Matthew Minotti – Incorporator

FIRST AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF SOURCE ATLANTIC INC.

SOURCE ATLANTIC INC., incorporated in Delaware (herein called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows.

The date of incorporation of the Corporation is January 4, 2001.

The Board of Directors of the Corporation by unanimous written consent as provided by Section 141 (f) of the General Corporation Law of the State of Delaware, adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth a First Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The stockholders of the Corporation duly approved said proposed amendment and restatement by written consent in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware. The resolution setting forth the First Amended and Restated Certificate of Incorporation is as follows:

RESOLVED: That the Certificate of Incorporation of the Corporation be and hereby is amended and restated as follows:

FIRST: NAME. The name of the corporation (which hereafter shall be referred to as the “Corporation”) is:

SOURCE ATLANTIC INC.

SECOND: REGISTERED OFFICE AND AGENT. The address of the Corporation’s registered office in the State of Delaware is 2979 Barley Hill Road, Yorklyn, County of New Castle, Delaware 19736. The name of the Corporation’s registered agent at such address is The Corporation Ltd.

THIRD: PURPOSE. The nature of the business of the Corporation is to engage in any lawful act or activity for which the corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted under such law and the other laws of the State of Delaware.

FOURTH: AUTHORIZED CAPITAL. The total number of shares of classes of capital stock which the Corporation shall have authority to issue as follows:

Class	Authorized Shares
Common Stock	10,000,000 Shares, par value $.001 per share
Preferred Stock	5,000,000 Shares, par value $.001 per share

Provisions Applicable to Common Stock

1.	General. The voting, dividend and liquidation rights of the holders of shares of Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors

2.	Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the purpose of electing directors by holders of the Common Stock.

3.	Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as, if and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Stock Dividends payable on shares of Common Stock may only be paid in shares of Common Stock.

4.	Liquidation. Upon the voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of the Corporation, holders of shares of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

Provisions Applicable to Preferred Stock

The Preferred Stock shall be issued in such authorized amounts, and shall have such powers, privileges, rights and qualifications, as shall be set forth in a resolution or resolutions of the Board of Directors duly adopted from time to time, subject to the requirements of the General Corporation Law of the State of Delaware.

FIFTH: INCORPORATOR. The name and mailing address of the incorporator is:

Matthew Minotti	2979 Barley Mill Road
Yorklyn, DE 19736

SIXTH: EXISTENCE. The Corporation is to have perpetual existence.

SEVENTH: MANAGEMENT. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of the stockholders or any class thereof, as the case may be, it is further provided:

(a)	The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the bylaws. The phrase “whole Board: and the phrase “Total number of directors” shall be deemed to have the same meaning to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

(b)	After the original or other bylaws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of Subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial bylaw or in a bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

(c)	Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no out-standing share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (b)(2) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, however, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

EIGHTH: INDEMNITY. The Corporation shall indemnify and hold harmless any director, officer, employee, or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him or her in connection with, or as a result of, any proceeding in which he or she may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director, officer, employee, or agent of the Corporation or any subsidiary or parent of the Corporation, whether or not he or she continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the fullest extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

Without limiting the foregoing, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: AMENDMENT. From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted, subject to the provisions of this Article Ninth.

IN WITNESS WHEREOF, said Source Atlantic, Inc. has caused this certificate to be signed by William B. McGowan, Jr., its President, and attested by Harold R. Heesch, its Secretary, on this day of February 16, 2001.

SOURCE ATLANTIC, INC.

By	/s/ WILLIAM B. MCGOWAN, JR
William B. McGowan, Jr. President

ATTEST:	(seal)

/s/ HAROLD R. HEESCH
Harold R. Heesch, Secretary